UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 21, 2014

bBooth, Inc.
 (Exact name of registrant as specified in its charter)
Nevada	000-55314	46-1669753
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1157 North Highland Avenue, Suite C Hollywood, California		90038
(Address of principal executive offices)		(Zip Code)

(855) 250-2300
 (Registrant's telephone number, including area code)
Not Applicable
 (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
[ ]	Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
[ ]	Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

ITEM 1.01.                          ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On November 21, 2014, we entered into an executive employment agreement effective November 1, 2014 with Rory Cutaia, our president, chief executive officer, secretary and treasurer. Pursuant to the terms of the employment agreement, we have agreed to pay Mr. Cutaia an annual salary of $325,000, which will be increased each year by 10%, subject to the annual review and approval of our board of directors. Notwithstanding the foregoing, a mandatory increase of not less than $100,000 per annum will be implemented on our company achieving EBITDA break-even. In addition to the base salary, Mr. Cutaia will be eligible to receive an annual bonus in an amount up to $325,000, based upon the attainment of performance targets to be established our the board of directors, in its discretion.
We also agreed to grant Mr. Cutaia: (i) 800,000 stock options, each exercisable into one share of our common stock at a price of $0.50 per share, half of which vested immediately and the other half which will vest on the first anniversary of the execution date; and (ii) 250,000 stock options on each anniversary of the execution date. The stock options will be governed by the terms of our stock option plan, a copy of which was filed as Exhibit 10.1 to our current report on Form 8-K, as amended, originally filed on October 22, 2014.
In addition, we have agreed to provide Mr. Cutaia with benefits including: family health and dental insurance; life insurance in a policy amount to be determined by our board; 100% matching contributions to a 401K or other retirement plan of Mr. Cutaia's choosing; and such other benefits as may be determined by our board of directors from time to time.
The initial term of the employment agreement is five years and, upon expiration of the initial five year term, it may be extended for additional one year periods on ninety days prior notice.
In the event that: (i) Mr. Cutaia's employment is terminated without cause, (ii) Mr. Cutaia is unable to perform his duties due to a physical or mental condition for a period of 120 consecutive days or an aggregate of 180 days in any 12 month period; or (iii) Mr. Cutaia voluntarily terminates the employment agreement upon the occurrence of a material reduction in his salary or bonus, a reduction in his job title or position, or the required relocation of Mr. Cutaia to an office outside of a 30 mile radius of Los Angeles, California, Mr. Cutaia will:
(a)	receive monthly payments of $27,083, or such sum as is equal to Mr. Cutaia's monthly base compensation at the time of such termination, whichever is higher, and
(b)	be reimbursed for COBRA health insurance costs,
in each case for thirty-six (36) months from the date of such termination or to the end of the term of the agreement, whichever is longer. In addition, he will have:
(a)	any and all of his unvested stock options immediately vest, with full registration rights; and
(b)	any as yet unearned and unpaid bonus compensation, expense reimbursement, and all accrued vacation, personal and sick days, etc., be deemed earned, vested and paid immediately.
As a condition to receiving the foregoing, Mr. Cutaia will be required to execute a release of claims, and a non-competition and non-solicitation agreement having a term which is the same as the term of the monthly severance payments described above.
ITEM 5.02(E)	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
Please see the disclosure set out under Item 1.01 for a description of certain new compensatory arrangements with respect to Rory Cutaia, our principal executive officer.

ITEM 9.01.                          FINANCIAL STATEMENTS AND EXHIBITS

10.1	Executive Employment Agreement dated November 1, 2014 with Rory Cutaia

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 24, 2014	bBOOTH, INC. By: /s/ Rory J. Cutaia Name: Rory J. Cutaia Title: Chairman and Chief Executive Officer

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